LogistiCare enters into agreement to acquire Circulation

•	Transaction expected to significantly enhance the transportation experience, with targeted run-rate synergies of over $25 million within the first 24 months

•	Anticipated improvement in technology platform and analytics capabilities to further reduce transportation as barrier to healthcare access

•	Entire Circulation management to remain in place post-close

ATLANTA, GA - September 17, 2018 - LogistiCare, LLC (“LogistiCare” or the “Company”) today announced that it has entered into an agreement to acquire Circulation, Inc. (“Circulation”) to significantly advance the Company’s central mission of reducing transportation as a barrier to healthcare. The combination of LogistiCare and Circulation aims to deliver a differentiated user experience and a core technology and analytics platform that better positions the Company for growth.

Circulation offers technology-enabled logistics solutions and analytics for managing non-emergency transportation across healthcare. Its HIPAA compliant digital platform, and digitally integrated transportation network, enables automated administration of transportation benefits and simple ride scheduling and trip assignment by call centers, healthcare facilities, case managers, caregivers, and members/patients. While LogistiCare’s current customer base is primarily focused on state agencies and MCOs servicing Medicaid and Medicare lives, Circulation serves a broader mix of payers and approximately 3,000 healthcare facilities across 45 states.

Jeff Felton, LogistiCare Chief Executive Officer and Circulation director, commented, “Since our minority investment in Circulation a little over 12 months ago, I have witnessed firsthand Circulation’s outstanding, market proven technology and its ability to substantially enhance the patient experience. These accomplishments have been driven by the vision and commitment of Robin Heffernan and the Circulation team to improve health outcomes and transform how individuals consume healthcare services and products. By integrating and deploying Circulation’s technology platform across the scale of LogistiCare’s nationwide operations, we are targeting synergies in excess of $25 million on a run-rate basis within the first 24 months, while also meaningfully upgrading the entire experience for our customers and their members/patients. The expected efficiencies, which if realized will allow us to recoup our investment in less than 36 months, relate to increased automation and streamlined operations across the LogistiCare organization including activities such as ride reservations, trip assignment, customer support and billing. These anticipated benefits are incremental to the savings we expect to generate through the Value Enhancement Plan that we have spoken about previously and which primarily relates to transportation costs.” Mr. Felton continued, “This acquisition importantly positions us to expand our footprint in the Non-Emergency Transportation (“NEMT”) markets and leverage a highly flexible technology platform to enter new healthcare logistics markets in need of better automation and data and analytics capabilities.”

Robin Heffernan, Chief Executive Officer and Co-Founder of Circulation commented, “NEMT, and healthcare logistics more broadly, is a critical piece of overall healthcare delivery and consumption. At Circulation we are passionate about improving the access to and the experience of healthcare. Combining with LogistiCare allows us to accelerate our impact on the healthcare ecosystem. I look forward to working closely with Jeff and the entire LogistiCare team to continue creating differentiated experiences for healthcare consumers.” Ms. Heffernan continued, “A combination also supports a shared mission across both organizations of delivering quality access to human and healthcare services through technology, innovation and community partnerships, while better positioning both companies as innovative, forward-thinking leaders in the healthcare services marketplace.”

LogistiCare’s parent company, The Providence Service Corporation (“Providence”) (Nasdaq: PRSC), previously made a minority investment in Circulation in 2017. The shares of Circulation acquired by Providence through this minority investment will be cancelled, resulting in Circulation becoming a wholly-owned subsidiary of LogistiCare.

The acquisition of Circulation by LogistiCare is expected to close within the next 30 days. Providence and LogistiCare are being advised by Debevoise & Plimpton LLP.  Circulation is being advised by Fenwick & West LLP.

About LogistiCare
LogistiCare, LLC, a wholly-owned subsidiary of The Providence Service Corporation (Nasdaq: PRSC), is the nation's largest manager of non-emergency medical transportation programs for state governments and managed care organizations. Its range of services includes call center management, network credentialing, vendor payment management and non-emergency medical transport management. In 2017, the Company maintained a 99 percent complaint-free service rate while managing over 65 million trips and more than 24 million eligible riders. For more information, visit www.logisticare.com.

About Circulation

Circulation, founded in 2016, and based in Boston, MA, offers a full suite of logistics solutions to manage non-emergency transportation across all areas of healthcare, powered by its HIPAA-compliant digital platform. Circulation enables administration of transportation benefits, proactively monitors for fraud waste and abuse, and seamlessly integrates all transportation capabilities (e.g. outsourced transportation, owned fleets, and other medical logistics services), while placing a new focus on patient convenience and satisfaction. Circulation’s proprietary platform simplifies ordering, improves reliability and efficiency, and reduces transportation spend. Circulation is passionate about improving health outcomes and transforming how consumers consume healthcare products and services.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "demonstrate," "expect," "estimate," "forecast," "anticipate," "should" and "likely" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our ability to timely close the acquisition of Circulation and successfully implement and achieve cost synergies and otherwise integrate Circulation following closing and other risks detailed in Providence's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Kevin Dotts - Chief Financial Officer
404-888-5862